Registration No. 333-_____
                                                    Filed October 2, 2002

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             _________________

                                FORM S-8

                           REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             _________________

                            TierOne Corporation
______________________________________________________________________________
           (Exact Name of Registrant as Specified in Its Charter)


                                 Wisconsin
______________________________________________________________________________
       (State or Other Jurisdiction of Incorporation or Organization)


                                04-3638672
______________________________________________________________________________
                   (I.R.S. Employer Identification No.)


1235 "N" Street
Lincoln, Pennsylvania                                              68508
______________________________________________________________________________
(Address of Principal Executive Offices)                        (Zip Code)


                         TierOne Bank Savings Plan
______________________________________________________________________________
                         (Full Title of the Plans)


                                                        Copies to:
Gilbert G. Lundstrom                             Philip R. Bevan, Esq.
Chairman of the Board and                        Eric M. Marion, Esq.
 Chief Executive Officer                         Elias, Matz, Tiernan &
TierOne Corporation                               Herrick L.L.P.
1235 "N" Street                                  734 15th Street, N.W.
Lincoln, Nebraska 68508                          Washington, D.C. 20005
(425) 475-0521                                   (202) 347-0300
______________________________________________________________________________
(Name, Address and Telephone Number of Agent For Service)

                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

 Title of                        Proposed
Securities       Amount           Maximum     Proposed Maximum     Amount of
  to be          to be         Offering Price    Aggregate        Registration
Registered     Registered      Per Share (1)   Offering Price         Fee
------------------------------------------------------------------------------
Common Stock,
par value
$.01 per
share      1,000,000 shares(1)   $ 14.27         $14,270,000       $1,312.84


(1) The 1,000,000 shares of Common Stock represents an estimate of such presently undeterminable number of shares as may be purchased with employee contributions pursuant to the TierOne Bank Savings Plan ("Savings Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the Savings Plan. The Proposed Maximum Offering Price Per Share for shares to be issued under the Savings Plan is equal to the book value per share as of June 30, 2002 based upon an assumed 22,575,075 shares being outstanding and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

                         __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.



















                                     2

                                   PART I

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I on Form S-8.





















                                     3

                                  PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

     The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (a)  The Company's prospectus and prospectus supplement
               (collectively, the "Prospectus"), dated August 12, 2002, filed pursuant to Rule 424(b) under the Securities Act (file No. 333-85838) with the Commission on August 28, 2002;

          (b) The Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the Commission on September 26, 2002;

          (c) The description of the Common Stock of the Company contained in Item 1, "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A as filed on September 26, 2002 (File No. 000-50015); and

          (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

     Not applicable since the Company's Common Stock is registered under
Section 12 of the Exchange Act.

Item 5.        Interests of Named Experts and Counsel.

     Not applicable.

                                     4

Item 6.        Indemnification of Directors and Officers.


     Article IX of the Registrant's Bylaws provides as follows:

     9.01.  Certain Definitions. All capitalized terms used in this Article
IX and not otherwise hereinafter defined in this Section 9.01 shall have the meaning set forth in Section 180.0850 of the Statute. The following capitalized terms (including any plural forms thereof) used in this Article IX shall be defined as follows:

     (a) "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

     (b) "Authority" shall mean the entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 9.04.

     (c) "Board" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

     (d) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with
Section 9.04, to constitute misconduct under Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

     (e) "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this Corporation, including, without limitation, any successor corporation or entity to this Corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this Corporation.

     (f) "Director or Officer" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

     (g) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

     (h) "Party" shall have the meaning set forth in the Statute; provided, that, for purposes of this Article IX, the term "Party" shall also include any Director or Officer or employee of the

                                      5

Corporation who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

     (i) "Proceeding" shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article IX, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection
(iv) must be authorized by a majority vote of a Disinterested Quorum.

     (j) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

     9.02. Mandatory Indemnification. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

     9.03.  Procedural Requirements.

     (a) A Director or Officer who seeks indemnification under Section 9.02 shall make a written request therefor to the Corporation. Subject to Section 9.03(b), within 60 days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 9.05).

     (b) No indemnification shall be required to be paid by the Corporation pursuant to Section 9.02 if, within such 60-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

     (c) In either case of nonpayment pursuant to Section 9.03(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 9.04, determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

                                     6

     (d) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such 60-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

     9.04.  Determination of Indemnification.

     (a) If the Board authorizes an Authority to determine a Director's or Officer's right to indemnification pursuant to Section 9.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

          (i) An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

          (ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

          (iii) A court pursuant to and in accordance with Section 180.0854 of the Statute.

     (b) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

     (c) The Authority shall make its determination within 60 days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

     (d) If the Authority determines that indemnification is required hereunder, the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 9.05), including interest thereon at a reasonable rate, as determined by the Authority, within 10 days of receipt of the Authority's opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities incurred

                                     7

in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

     (e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

     (f)  All Expenses incurred in the determination process under this
Section 9.04 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

     9.05.  Mandatory Allowance of Expenses.

     (a) The Corporation shall pay or reimburse from time to time or at any time, within 10 days after the receipt of the Director's or Officer's written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

          (i) The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

          (ii) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this
Section 9.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 9.04.

     (b) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 9.05, such Director or Officer shall not be required to pay interest on such amounts.

     9.06.  Indemnification and Allowance of Expenses of Certain Others.

     (a) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

     (b) The Corporation shall indemnify an employee of the Corporation who is not a Director or Officer, to the extent he or she has been successful on the merits or otherwise in defense

                                     8

of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

     (c) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 9.06(b) hereof) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer.

     9.07. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article IX.

     9.08. Notice to the Corporation. A Director, Officer or employee of the Corporation shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director, Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 9.04(a)).

     9.09. Severability. If any provision of this Article IX shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article IX contravene public policy, this
Article IX shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

     9.10. Nonexclusivity of Article IX. The rights of a Director, Officer or employee of the Corporation (or any other person) granted under this
Article IX shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director, Officer or employee (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article IX shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow Expenses to a Director, Officer or employee of the Corporation under the Statute.

                                     9

     9.11 Contractual Nature of Article IX; Repeal or Limitation of Rights. This Article IX shall be deemed to be a contract between the Corporation and each Director, Officer and employee of the Corporation and any repeal or other limitation of this Article IX or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article IX with regard to acts, omissions or events arising prior to such repeal or limitation.

Item 7.        Exemption from Registration Claimed.

     Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.        Exhibits.

     (a) The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

     No.    Exhibit                                           Page
     ---    -------                                           ----

     4      Common Stock Certificate*                         --
     23.1   Consent of KPMG LLP                               E-1
     24     Power of attorney for any subsequent              --
             amendments is located in the signature pages
_______________
* Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 333-85838) filed with the Commission on April 8, 2002, as amended.

     (b) The Savings Plan will be submitted to the Internal Revenue Service ("IRS") in a timely manner, and the Registrant undertakes to submit to the IRS in a timely manner any amendments to the Savings Plan under the Internal Revenue Code and had made or will make all changes required by the IRS in order to qualify, or continue the qualification of, the Savings Plan.

Item 9.        Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective
                                     10

date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.








                                     11

                                 SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincoln, State of Nebraska, on this 1st day of October 2002.

                         TierOne Corporation


                         By: /s/ Gilbert G. Lundstrom
                            ------------------------------------------------
                            Gilbert G. Lundstrom
                            Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Gilbert G. Lundstrom. his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



       Name                        Title                          Date
--------------------      ------------------------        -------------------


/s/ Gilbert G. Lundstrom   Chairman of the Board and        October 1, 2002
----------------------     Chief Executive Officer
Gilbert G. Lundstrom       (principal executive officer)


/s/ James A. Laphen        Director, President and          October 1, 2002
---------------------      Chief Operating Officer
James A. Laphen


/s/ Eugene B. Witkowicz    Executive Vice President,        October 1, 2002
---------------------      Chief Financial Officer and
Eugene B. Witkowicz        Corporate Secretary


/s/ Campbell R. McConnell  Director                         October 1, 2002
---------------------
Campbell R. McConnell


       Name                        Title                          Date
--------------------      ------------------------        -------------------


/s/ Joyce Person Pocras   Director                        October 1, 2002
---------------------
Joyce Person Pocras


/s/ LaVern F. Roschewski  Director, Vice Chairman of      October 1, 2002
---------------------     the Board
LaVern F. Roschewski


/s/ Ann Lindley Spence    Director                        October 1, 2002
---------------------
Ann Lindley Spence


     The 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the employee benefit plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincoln, State of Nebraska, on October 1, 2002.


                                  TIERONE BANK SAVINGS PLAN




                              By: /s/ Gilbert G. Lundstrom
                                  -------------------------------------
                                  Gilbert G. Lundstrom, on behalf of
                                  TierOneBank as the Plan Administrator